As filed with the Securities and Exchange Commission on June 14, 1996
                                                            Registration No. 33-
==========================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                           --------------------------

                             ZOOM TELEPHONICS, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

          Canada                                           Not Applicable
(State Or Other Jurisdiction Of                           (I.R.S. Employer
 Incorporation Or Organization)                         Identification Number)

       207 South Street, Boston, Massachusetts 02111 (617) 423-1072
      (Address, Including Zip Code, And Telephone Number, Including
         Area Code, Of Registrant's Principal Executive Offices)

                        --------------------------

                            Frank B. Manning,
                  President and Chief Executive Officer
                          Zoom Telephonics, Inc.
                             207 South Street
                       Boston, Massachusetts 02111
                              (617) 423-1072
        (Name, Address, Including Zip Code, And Telephone Number,
                Including Area Code, Of Agent For Service)

                        --------------------------

                                Copies to:
                           Lawrence M. Levy, Esq.
                       Brown, Rudnick, Freed & Gesmer
                            One Financial Center
                         Boston, Massachusetts 02111
                               (617) 856-8200

                        --------------------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
                                         Proposed
                                          Maximum                  Amount of
     Title of Each Class of              Aggregate               Registration
  Securities to be Registered        Offering Price(1)                Fee
- -------------------------------------------------------------------------------
 Common Stock, no par value             $1,783,883                  $615.13
===============================================================================

 (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

                        --------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS
                    Subject to Completion, dated June 14, 1996

                                 97,747 Shares*

                             ZOOM TELEPHONICS, INC.

                                  Common Stock
                             -----------------------

    All of the shares of Common Stock, no par value ("Common Stock"), of Zoom Telephonics, Inc. ("Zoom" or the "Company") covered by this Prospectus are issued and outstanding shares which may be offered and sold from time to time by a certain stockholder of the Company (the "Selling Stockholder"). See "Selling Stockholder."

    On May 30, 1996, the last reported sale price on the Nasdaq National Market for the Common Stock was $21.88 per share. The Common Stock is quoted on the Nasdaq National Market under the symbol "ZOOM."

    The Selling Stockholder has advised the Company that it may sell, from to time, all or part of the shares covered by this Prospectus through any of several methods, including ordinary brokerage transactions or block transactions on the Nasdaq National Market at market prices, or in privately negotiated transactions at prices agreed upon by the parties. See "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of shares covered by this Prospectus but will bear all expenses incurred in effecting the registration of such shares, including all registration and filing fees, "blue sky" fees, printing expenses and legal fees for counsel to the Company. The Stockholder will bear all brokerage or underwriting expenses or commissions, if any, applicable to the shares.

    See "Risk Factors" commencing on page 3 of this Prospectus for a discussion of certain factors relevant to an investment in the shares of Common Stock offered hereby.

                             -----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE

                             -----------------------

                 The date of this Prospectus is June __ , 1996.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

- -------------------
*Subject to adjustment and based upon the last reported sale price of the Common Stock on the Nasdaq National Market on June 12, 1996 ($18.25). See "Selling Stockholder."

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and certain other information concerning the Company (symbol: ZOOM) can be inspected and copied at the offices of the Nasdaq National Market, Nasdaq Operations, 1735 K Street N.W., Washington, D.C. 20006, on which the Common Stock of the Company is quoted.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock being offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto to which reference is hereby made. The statements in this Prospectus as to the contents of such Registration Statement are qualified in their entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1995;
     2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 1996; and
     3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10.

     Each document filed subsequent to the date of the Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of the filing of such document.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents referred to above (other than exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein). Requests for such copies should be directed to: Investor Relations, Zoom Telephonics, Inc., 207 South Street, Boston, Massachusetts 02111, telephone number (617) 423-1072.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is (or is deemed to be) incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.
                      ------------------------------------

      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create an implication that the information herein is correct as of any time subsequent to its date.

                                   THE COMPANY

      Zoom Telephonics, Inc. ("Zoom" or the "Company") is a leading designer, producer and marketer of faxmodems and other personal computer
 ("PC")  communications  products for the home and office. The Company sells its
products   worldwide  to   retailers,   distributors   and  original   equipment
manufacturers ("OEMs").

      Zoom Telephonics, Inc., a Canadian corporation, is the parent company of its wholly owned subsidiary, Zoom Telephonics, Inc., a Delaware corporation. The United States subsidiary was incorporated as a New York corporation in 1977 and was reincorporated as a Delaware corporation in March 1993. The Canadian parent was incorporated on July 7, 1986 as a British Columbia corporation. In 1991, the parent changed its jurisdiction of incorporation to Canada. The Canadian parent conducts no active business operations and functions solely as the parent company of the United States subsidiary. The Company's executive offices are located at 207 South Street, Boston, Massachusetts 02111, and its telephone number is (617) 423-1072.

                                  RISK FACTORS

      In addition to the other information set forth or incorporated by reference in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company and its business before purchasing any shares of Common Stock offered hereby. Except for the historical information contained or incorporated by reference herein, the discussion in this Prospectus and the documents incorporated by reference herein contain certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus and the documents incorporated by reference herein should be read as being applicable to all forward-looking statements wherever they appear. The Company's actual results could differ materially from those discussed or incorporated by reference herein. Factors that could contribute to such differences include those discussed below, as well as those discussed elsewhere herein or in the documents incorporated by reference herein.

Quarterly Fluctuations in Operating Results; Seasonality

      The Company's results of operations have been subject to significant quarterly fluctuation. The results for a particular quarter may vary due to a number of factors, including the overall state of the PC and PC communications markets, pricing and other competitive conditions, the timing of orders, market acceptance of the Company's or its OEM customers' products, the timing of the announcement and introduction of new products by the Company and its competitors, variations in the Company's product mix and component costs, variations in the proportion of sales made to retailers, distributors and OEMs, the financial health and inventory levels of the Company's customers, seasonal promotions by the Company, its customers and competitors, the timing of expenditures in anticipation of future sales, the timing of product development costs, the availability of materials and labor necessary to produce the Company's products, and economic conditions generally. The Company also believes that its sales will continue to be seasonal, with increased sales generally occurring in the fourth quarter, reflecting holiday sales. The Company expects that its quarterly operating results will continue to fluctuate in the future as a result of these and other factors. Any of these factors could materially adversely affect the Company's annual results of operations.

Rapid Technological Change

      The market for PC communications products has been characterized by rapid technological change, frequent product introductions, evolving industry requirements and short product life cycles. The Company believes that these trends will continue into the foreseeable future. The Company believes that its future success will depend in large part upon its ability to enhance its existing products and to successfully develop new products that meet customer requirements and gain market acceptance. There can be no assurance that the Company will be successful in developing product enhancements or new products on a timely basis, if at all, or that the Company will be able to successfully market these enhancements and new products once developed. Further, there can be no assurance that the Company's products will not be rendered obsolete by new industry standards or changing technology. Conversely, the growth of the market for PC communications products has been driven in part by the rapid technological change experienced by that market. There can be no assurance that such rapid technological change will continue or that the telecommunications infrastructure will be developed to support the high-volume adoption of these technologies. Any of these factors could materially adversely affect the market for PC communications products and the Company's results of operations.

Competition

      The markets for the Company's products are highly competitive, resulting in constant pricing pressures. Many of the Company's current and potential competitors have substantially greater resources than the Company. The Company's primary competitors include Boca Research, Diamond Multimedia, GVC, Global Village, Hayes Microcomputer Products, Motorola and U.S. Robotics. Competitors may develop superior products or products of similar quality for sale at the same or lower prices. Other technical innovations may impair the Company's ability to market its products. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. Increased competition could lead to additional pricing pressures that could adversely affect the Company's gross margins.

Dependence on Principal Supplier

      The Company produces its products using components or subassemblies purchased from third-party suppliers. Certain of these components are available only from a single or limited sources. Currently Rockwell International ("Rockwell") is the Company's only modem chipset supplier. Modem chipsets are a critical component of the Company's products. Due to capacity constraints of Rockwell, the Company has experienced delays in receiving shipments of chipsets, and the Company may experience such delays in the future. In addition, the Company does not have a long-term purchasing arrangement with Rockwell. There can be no assurance that Rockwell will, in the future, sell chipsets to the Company in quantities sufficient to meet the Company's needs. An interruption in Rockwell's ability to deliver chipsets, a failure of Rockwell to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of Rockwell's chipsets or any other adverse change in the Company's relationship with Rockwell could have a material adverse effect on the Company's results of operations. See "Risk Factors -- Inventory Management."

Customer Concentration

      In 1995 and the first quarter of 1996, sales to five customers accounted for approximately 40% of the Company's net sales, and sales to Best Buy accounted for approximately 19% and 15%, respectively, of the Company's net sales. The Company's customers generally do not enter into long-term agreements obligating them to purchase the Company's products. A reduction or delay in orders from Best Buy, or a reduction or delay in orders from other significant customers, or a delay or default in payment any significant customer could have a material adverse effect on the Company's results of operations.

Dependence on Third-Party Assemblers

      The Company uses contract assemblers, primarily located in Mexico and the Northeast United States, to assemble its products. The Company's relationship with its Mexican contract assemblers is subject to greater political, legal, economic and other uncertainties than with contract assemblers located in the United States. In addition, the Company typically uses only one contract assembler for a given design. Products approved for sale in certain foreign countries require the use of a manufacturing facility that has been approved by the applicable foreign regulatory authority, which limits the number of facilities available to assemble products for those countries. The failure of a contract assembler to provide acceptable quality and timely assembly service, or an interruption of supplies from an assembler as a result of a fire, natural calamity, strike, or other significant event, could materially and adversely affect the Company's results of operations.


Inventory Management

      As of December 31, 1995 and March 31, 1996 the Company had inventory of $24.2 million and $23.7 million, respectively, compared to inventory of $9.5 million as of December 31, 1994 and $9.9 million as of March 31, 1995. The increase in inventory was in part attributable to the accumulation of raw materials and work-in-process as a result of delays in the delivery of chipsets from Rockwell. There can be no assurance that the Company will not experience similar delays or shortages in the future. Increased levels of inventory may adversely affect the Company's liquidity and increase the risk of inventory obsolescence, a decline in market value of such inventory, or losses from theft, fire or other calamities. The failure of the Company to effectively manage its inventory levels could materially and adversely affect the Company's results of operations.

Product Returns and Price Protection

      The Company is exposed to the risk of product returns from its customers as a result of several factors including returns from their customers, contractual stock rotation privileges, and the Company's practice of assisting some customers in balancing inventories. Overstocking by the Company's customers could lead to higher than normal returns, which could have a material adverse affect on the Company's results of operations. The Company also has a policy of offering price protection to certain of its customers for some or all of their inventory, whereby when the Company reduces its prices for a product, the customer receives a credit for the difference between the original purchase price of the product and the Company's reduced price for the product. As a result of this policy, significant reductions in prices have had, and may in the future have, a material adverse effect on the Company's results of operations.

Sales Channel Risks

      The Company sells primarily to retailers, independent distributors and OEMs. In 1995 and the first quarter of 1996, sales to retailers constituted the largest percentage of the Company's net sales. Due to competition for limited shelf space, retailers are in a strong position to negotiate favorable terms of sale, including price discounts and product return policies. There can be no assurance that the Company will be able to maintain or increase its sales to retailers on favorable terms, if at all. The Company also derives a significant portion of its revenue from sales to national, regional and international distributors. These independent distributors are not contractually committed to future purchases of the Company's products, are subject to only limited control by the Company, and often carry competitors products. As a result, the Company's distributors could discontinue carrying the Company's products at any time. The Company believes that its sales of products to OEMs are becoming increasingly important to the Company's success. OEMs may have significantly different requirements from retailers and distributors, and often have more stringent quality standards. OEMs may also require special distribution arrangements and product pricing. There can be no assurance that the Company will be successful in developing products for sales to OEMs or maintaining or increasing sales to OEMs on favorable terms, if at all. Failure of the Company to successfully develop, manufacture and market its products for any of these sales channels could have a material adverse effect on the Company's results of operations.

International Sales

      In 1995 and the first quarter of 1996, sales outside of the United States (including sales to OEMs located outside the United States) accounted for approximately 20% and 23.8%, respectively, of the Company's net sales. The Company anticipates that international sales will continue to account for a significant percentage of the Company's net sales. This will result in a significant portion of the Company's revenues being subject to risks associated with international sales, including United States and international regulatory requirements and policy changes, political and economic instability, currency exchange fluctuations, inventory management, accounts receivable collection, the management of distributors or representatives, tariff regulations and seasonality of sales. Most foreign countries have their own telecommunications standards and regulatory approval requirements for sales of the Company's products. As a result, the Company's introduction of new products into international markets can be costly and time consuming, and there can be no assurance that the Company will not experience delays in obtaining the required regulatory approvals on a timely basis, if at all. A significant portion of the Company's international sales are denominated in foreign currencies. The value of the United States dollar in relation to foreign currencies may adversely affect the Company's results of operations. The Company has on occasion attempted to limit its foreign currency exposure by entering into forward contracts. There can be no assurance that these precautions will be successful, or that exchange rate fluctuations and other risks associated with international sales and operations will not have a material adverse effect on the Company's results of operations.


Management of Growth; Expansion of Production Facilities

      The Company has undergone a period of significant growth, and its expansion may significantly strain the Company's management, financial and other resources. Due to the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There are a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel. The Company believes that improvements in management and operational controls, and operational, financial and management information systems are needed to manage further growth. The Company is currently implementing a new management information system. There can be no assurance that other improvements will not be needed. The failure to implement such improvements could have a material adverse effect upon the Company. In order to accommodate its growth, the Company believes that it will need to expand its production facilities prior to the end of 1996. The Company recently entered into a lease for additional space in the general vicinity of its headquarters suitable for such expansion. The failure of the Company to successfully move production facilities to such space in a timely and efficient way could impair the Company's further growth. Zoom is engaged in discussions with a small number of acquisition candidates and may consider other potential acquisitions. Any acquisition could present challenges to the Company's management, such as integrating, incorporating and financing new operations, product lines, technologies and personnel.


Reliance on Key Employees

      The Company's success will depend in large part on the continued services of its President, Chief Executive Officer and Chairman of the Board, Frank B. Manning, its Executive Vice President and Director, Peter R. Kramer, and other key management employees. The loss of one or more key management employees or the failure to attract and retain additional personnel could have a material adverse effect on the Company. The Company has key-man life insurance of $2.75 million for Frank Manning and $1.75 million for Peter Kramer.


Dependence on Proprietary Technology

      The Company relies on copyrights, trademarks, trade secrets and patents to protect its proprietary rights. The Company has trademarks and copyrights for its firmware (software on a chip), printed circuit board designs, instructions, packaging and literature. The Company also has two patents and three pending patent applications in the United States. There can be no assurance that any of the Company's patent applications will be granted, that any patent obtained will provide protection or be of commercial benefit to the Company, or that the validity of a patent will not be challenged. Moreover, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop comparable or superior technologies.

      The Company has received and may receive in the future infringement claims from third parties relating to the Company's products and technologies. The Company investigates the validity of these claims and, if it believes these claims have merit, responds through licensing or other appropriate actions. Certain of these claims have related to technology included in Rockwell and other chipsets. The Company typically forwards these claims to the appropriate vendor. On March 21, 1996, James A. Storer and REFAC International, Ltd., a company engaged in the business of acquiring and licensing patents, filed a complaint in the United States District Court, District of Massachusetts, naming Hayes Microcomputer Products, Inc. and the Company as defendants in a patent lawsuit. The complaint alleges that the V.42 bis international telecommunications standard for data compression in computer modems is covered by a patent owned by the plaintiffs, and that the defendants' modems that incorporate this standard infringe the patent. While the complaint seeks to permanently enjoin the defendants from infringing the patent and monetary damages for past infringement, REFAC has offered to negotiate a royalty for licensing the patent. The Company believes that the alleged infringement involves technology incorporated in chipsets provided to it from Rockwell and that, if so, the Company will be indemnified by Rockwell. The Company has forwarded a copy of this complaint to Rockwell for further action. If the Company or its component manufacturers were unable to license necessary technology on a cost-effective basis, the Company could be prohibited from marketing products incorporating that technology, or incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against it.

Government Regulation

      The Company's products require government approvals prior to sale in the United States and most foreign countries. Gaining approval through the regulatory process can be time-consuming and may require the expenditure of substantial resources. In many foreign countries, obtaining required regulatory approvals may take significantly longer than in the United States. There can be no assurance that the requisite government approvals will be obtained, and the failure to receive the requisite government approvals in a timely manner could have a material adverse effect on the Company's results of operations.

Influence by Management

      The Company's executive officers and directors beneficially own approximately 16.37% of the outstanding shares of Common Stock, excluding shares issuable upon exercise of options. In addition, members of the families of the Company's executive officers own a substantial number of shares of Common Stock. As a result, these stockholders, if acting together, will be able to exert substantial influence over actions requiring stockholder approval, including the election of directors, amendments to the Company's Articles of Continuance, mergers, sales of assets or other business acquisitions or dispositions.

Potential Volatility of Stock Price

      The market price of the Common Stock has been, and may continue to be, highly volatile. Factors such as quarterly fluctuations in the Company's results of operations, the announcement of technological innovations or new products by the Company or its competitors, general conditions in the PC industry, changes in financial estimates by securities analysts, and market fluctuations have had and may continue to have a significant impact on the market price of the Common Stock. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies, and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating performance of such companies to meet the market expectations in a particular quarter. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's operating results and financial condition.

Risks Related to Canadian Incorporation

      An investment in Common Stock which results in a change of control of the Company may be subject to review and approval under the Investment Canada Act (Canada) (the "ICA"), if the person acquiring control is not a Canadian person; provided, however, that if the person acquiring control is a national of a World Trade Organization member country (which includes the United States), then such investment shall not be subject to review under the ICA so long as the gross assets of the Company have an aggregate value of less than $160 million Canadian. This process may have the effect of delaying or preventing the change in control of the Company. In addition, pursuant to the Canada Business Corporations Act, not less than one-third of the Company's Board of Directors and any committees thereof must be resident Canadians (and not less than one-half if the Company's sales in Canada exceed 5% of net sales).


                             USE OF PROCEEDS

      The proceeds from the sale of the shares Common Stock offered hereby will be the property of the Selling Stockholder and will be used by it in its discretion.

                           SELLING STOCKHOLDER

      Tribe Computer Works, Incorporated ("Tribe") is the Selling Stockholder whose shares of Common Stock are being offered hereby. The Selling Stockholders is acquiring its shares of the Company's Common Stock as payment of the purchase price for substantially all of the assets of Tribe, which were sold to the Company pursuant to the terms of an Assets for Stock Purchase Agreement dated as of June 13, 1996 (the "Purchase Agreement"), among the Company, a wholly-owned subsidiary of the Company, Tribe and all of the stockholders of Tribe. The number of shares of Common Stock to be offered hereby will be based upon the purchase price to be paid under the Purchase Agreement and the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the day prior to closing. The purchase price to be paid under the Purchase Agreement is subject to adjustment based upon the value of Tribe's inventory and equipment on the date of closing.

      No officer, director or stockholder of Tribe is now or has ever been an officer or director of the Company.

      The following table sets forth (i) the number of shares of Common Stock beneficially owned by the Selling Stockholder as of June 14, 1996, (ii) the maximum number of shares of Common Stock that may be offered by the Selling Stockholder under this Prospectus, and (iii) the number of shares of Common Stock to be beneficially owned by the Selling Stockholder if all of the shares that may be offered hereunder are sold.

                                  Number of Shares           Maximum          Number of Shares
                                  Beneficial Owned      Number of Shares    Beneficial Ownership
Name of Beneficial Owner      as of June 14, 1996(1)(2)   Being Offered(2)     After Offering(1)
- ------------------------      ------------------------   ----------------     -----------------
Tribe Computer Works,                97,747                 97,747                     0
Incorporated

- ---------------------
(1) Assumes the sale of all shares of Common Stock registered hereunder.
(2) Subject to adjustment as noted above.

      The Company will pay the expenses of registering the shares of Common Stock hereunder, which are estimated to be $7,615.

                              PLAN OF DISTRIBUTION

      The price and manner of sale of the shares of Common Stock to be offered hereunder are in the sole discretion of the Selling Stockholder. The shares of Common Stock offered hereby may be offered through any of several methods, such as ordinary brokerage transactions or block transactions on the Nasdaq National Market at market prices, or in privately negotiated transactions at prices agreed upon by the parties. Neither the Company nor the Selling Stockholder has any agreement, arrangement or understanding with any broker or dealer entered into prior to the effective date of the Registration Statement of which this Prospectus is a part with respect to the sale of the Common Stock offered hereby.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company and the Selling Stockholder by Thomas, Rondeau, Vancouver, British Columbia. Certain legal matters in connection with this Prospectus and the Registration Statement of which this Prospectus is a part will be passed upon for the Company and the Selling Stockholder by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts. A member of Brown, Rudnick, Freed & Gesmer, counsel to the Company, is the Secretary of the Company.

                                     EXPERTS

      The audited financial statements and schedules incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth an itemized statement of all expenses payable in connection with the distribution of the shares of Common Stock being registered hereby. The Selling Stockholder will not pay any of these expenses. All amounts shown are estimated except the SEC filing fees.

SEC Registration Fee...........         $       615
Accounting Fees and Expenses...               1,000
Legal Fees and Expenses........               5,000
Miscellaneous..................               1,000
                                        -----------

    TOTAL......................         $     7,615

Item 15.  Indemnification of Directors and Officers

     The By-Laws of the Company provide for the indemnification of a director or officer, a former director or officer, or a person who acts or acted at the Company's request, as a director or officer of a corporation in which the Company is or was a shareholder or creditor, against any and all losses and expenses reasonably incurred by such person in respect of any civil, criminal or administrative proceeding of the Company or such other corporation if such person acted honestly and in good faith with a view to the best interests of the Company, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such person had reasonable grounds in believing that the conduct was lawful.

     The Company has purchased a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based upon acts or omissions in their capacities as directors or officers.

Item 16.  Exhibits

EXHIBIT
NUMBER                                                                          REFERENCE
- ------                                                                          ---------
3.1      Articles of Continuance ..............................................     A

3.2      By-Law No. 1 of the Registrant .......................................     A

3.3      By-Law No. 2 of the Registrant........................................     A

4.1      Specimen  Certificate  for  Shares of  Registrant's
         Common Stock..........................................................     B

4.2      Description  of capital stock  (contained in By-Law
         No. 1 of the Registrant filed
         as Exhibit 3.2).......................................................

5        Legal   Opinion   of  Thomas,   Rondeau   regarding
         legality of Common Stock..............................................

23.1     Consent of Thomas,  Rondeau  (contained  in Exhibit 5)................


23.2     Consent of KPMG Peat Marwick, LLP.....................................

24       Power of Attorney (contained on page II-3)............................

- ------------
A. Previously filed as an exhibit of the same number to the Registrant's 1991 Annual Report on Form 10-K and incorporated herein by reference.
B. Previously field as an exhibit of the same number to the Registrant's Registration Statement on Form S-3 (Registration No. 333-01452) and incorporated herein by reference.

Item 17.  Undertakings

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b)  The undersigned Registrant hereby further undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
           Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bone fide offering thereof.

      (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


      (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 14, 1996.

                                  ZOOM TELEPHONICS, INC.



                                  By:  /s/  Frank B. Manning
                                            Frank B. Manning
                                            President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank B. Manning and Peter R. Kramer, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



    Signature                Title                        Date
    ---------                -----                        ----
/s/ Frank B. Manning         Principal Executive       June 14, 1996
    Frank B. Manning         and Director

/s/ Steven T. Shedd          Principal Financial       June 14, 1996
    Steven T. Shedd          Officer

/s/ Peter R. Kramer          Director                  June 14, 1996
    Peter R. Kramer

/s/ Bernard Furman           Director                  June 14, 1996
    Bernard Furman

/s/ L. Lamont Gordon         Director                  June 14, 1996
    L. Lamont Gordon

/s/ J. Ronald Woods          Director                  June 14, 1996
    J. Ronald Woods

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                                                          REFERENCE
- ------                                                                          ---------
3.1      Articles of Continuance ..............................................     A

3.2      By-Law No. 1 of the Registrant .......................................     A

3.3      By-Law No. 2 of the Registrant........................................     A

4.1      Specimen  Certificate  for  Shares of  Registrant's
         Common Stock..........................................................     B

4.2      Description  of capital stock  (contained in By-Law
         No. 1 of the Registrant filed
         as Exhibit 3.2).......................................................

5        Legal   Opinion   of  Thomas,   Rondeau   regarding
         legality of Common Stock..............................................

23.1     Consent of Thomas,  Rondeau  (contained  in Exhibit 5)................

23.2     Consent of KPMG Peat Marwick, LLP.....................................

24       Power of Attorney (contained on page II-3)............................

- ---------------
A. Previously filed as an exhibit of the same number to the Registrant's 1991 Annual Report on Form 10-K and incorporated herein by reference.
B Previously field as an exhibit of the same number to the Registrants Registration Statement on Form S-3 (Registration No. 333-01452) and incorporated herein by reference.